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Cambridge Heart, Inc.

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David A. Chazanovitz

Chairman, President and CEO

May 3, 2006

Dear Fellow Shareholders:

As I write this letter to accompany the 2005 Annual Report, I believe that the fruits of our labor through a difficult 2005 are now starting to appear. We spent much of 2005 reducing our expenditures and costs waiting for the reimbursement initiatives to finally be put in place to accelerate our business. The 2005 calendar year started out with The Centers for Medicare and Medicaid Services (CMS) approving broad reimbursement coverage for Implantable Cardioverter Defibrillators (ICDs) for primary prevention patients (no prior arrhythmic issues) based solely on a measure of the heart’s pumping efficiency, ejection fraction. The year ended on a high note, with CMS issuing a draft coverage policy allowing for broad coverage for Microvolt T-Wave Alternans Testing (MTWA) in individuals at risk of sudden cardiac death.

While we were applying for the National Coverage Decision from CMS, we faced several challenges. Total revenue for 2005 declined almost 18% to $4.2 million. Facing a revenue shortfall, we eliminated $1.3 million of operating expense, a reduction of 20% from the previous year. We reduced expenses at all levels of the organization and eliminated sales territories that were unsuccessful due largely to limited reimbursement for our important diagnostic test.

To close out 2005, let me review some of the challenges and achievements since my letter to you last year.

REIMBURSEMENT – CMS NATIONAL COVERAGE DETERMINATION

I have often discussed the changing landscape in which we operate. Following the two landmark ICD studies, MADIT II and SCD-HeFT, CMS approved reimbursement of ICDs in patients with an ejection fraction less than or equal to 35%. The January 2005 decision by CMS was quite broad, and while CMS did not require any risk stratification other than ejection fraction, they strongly encouraged further use and study of MTWA. In May 2005, we applied to CMS for a National Coverage Determination specifically for Microvolt T-Wave Alternans. Our efforts were rewarded with a draft decision in December, which became final at the end of the first quarter of 2006. This National Coverage Determination states, “Microvolt T-Wave Alternans diagnostic testing is covered for the evaluation of patients at risk of sudden cardiac death only when the spectral analytic method is used.” Dr. Mark McClellan, the Administrator of CMS, said in a press release issued by CMS, “By expanding access to MTWA, we are making it possible to improve treatment decisions and so improve the health of many Medicare Beneficiaries.”

Cambridge Heart, Inc.  ■  1 Oak Park Drive Bedford, MA 01730

Phone: 781-271-1200  ■  Fax: 781-275-8431

davidc@cambridgeheart.com    www.cambridgeheart.com

In addition to the very broad reimbursement coverage given by Medicare, the National Coverage Determination also recognized the importance of Cambridge Heart’s proprietary method of analysis. Medicare included this recognition as part of the decision. We believe that Medicare took this bold step in recognition of the many peer-reviewed clinical studies that have been published about our patented algorithm.

Medicare covers approximately one-half of the population at risk while private insurance companies cover the other one-half of this population. We now hope that the strength of a Medicare National Coverage Determination will serve to encourage private insurance companies to issue coverage policies of their own. The importance of the NCD is clear and may become one of the most significant events in our history.

PRIVATE INSURANCE COVERAGE

One of our highest priorities has been the establishment of reimbursement from the private insurance companies. It is vital to the success of an office-based product that the physician can obtain payment for the tests he performs. While progress has been made, the progress has been slower than we would like. Coverage decisions are typically based on clinical proof of the efficacy of the product/test. The same information that Medicare has reviewed and felt is sufficient to improve net health outcomes has often not been enough to convince some of the private insurance companies. We have achieved reimbursement from Blue Cross/Blue Shield companies in approximately 12 states, including New York, New Jersey, Maryland, Delaware and Michigan. Blue Cross/Blue Shield companies are often dominant in their geographies, and, as such, we are highly focused on gaining reimbursement from them and other large, multi-state carriers such as Wellpoint and HCSC. Large national insurance companies are also very important to our efforts. Recently, Aetna issued a broad coverage policy for MTWA, also including the requirement for the spectral analysis method. Obtaining coverage from other large national insurers such as United and Cigna will be important to our ability to get our physicians paid.

SALES AND MARKETING

In early 2005, it became apparent to us that with very few private insurance companies paying for a MTWA test, and only local Medicare policies in place, often with limited coverage scope, we could not afford a national direct field sales effort. While covering most of the country enabled us to more efficiently follow-up customer leads, wherever they might be, the reality was that many of the territories were unproductive. As a result, we decided to eliminate much of the direct sales force. Now, with a broad National Coverage Determination by Medicare, a new coverage policy by Aetna, and hopefully more private carriers on the way, we will build out our direct sales force once again supported by a team of clinical specialists. We anticipate adding approximately three new territories per quarter utilizing insurance coverage to help guide the placement of these representatives.

Cambridge Heart, Inc.  ■  1 Oak Park Drive Bedford, MA 01730

Phone: 781-271-1200  ■  Fax: 781-275-8431

davidc@cambridgeheart.com    www.cambridgeheart.com

CLINICAL STUDIES AND VALIDATION

Virtually every year, the clinical history for MTWA grows! In 2005, we announced that we had completed enrollment for The Refine Study from Calgary, Canada, The ABCD Study sponsored by St. Jude Medical, and The MASTER Study sponsored by Medtronic. Each of these three separate clinical studies is completing follow-up periods and should be available for presentation and/or publication in the fourth quarter of 2006 or first quarter of 2007. Each study, while unique, will continue to further define the role of MTWA in at-risk patient populations.

In addition to many presentations at medical meetings, MTWA has continued to benefit from numerous publications. In December 2005, multi-center, heart failure study was published under expedited review in the online edition of the Journal of the American College of Cardiology (JACC). This 549-patient study led by Dr. Daniel Bloomfield of Columbia University concluded, “Amongst patients with heart disease and LVEF less than or equal to 40%, MTWA can identify not only a high-risk group, but also a low risk group unlikely to benefit from ICD prophylaxis.”

Just last month, also in JACC, was an original publication from Dr. Theodore Chow using MTWA in the private practice environment. The study representing 768 consecutive patients, with ischemic heart disease and LVEF less than or equal to 35%, concluded that MTWA is a strong and independent predictor of all-cause and arrhythmic mortality in patients with ischemic cardiomyopathy.

Two Meta analyses were also published in 2005, as well as a prestigious State of the Art paper in JACC. Great attention is being paid to our important test.

Cambridge Heart, Inc.  ■  1 Oak Park Drive Bedford, MA 01730

Phone: 781-271-1200  ■  Fax: 781-275-8431

davidc@cambridgeheart.com    www.cambridgeheart.com

DIRECTIONS FOR 2006

Many of the initiatives that we have put into place have finally started to bear fruit. We have two main priorities in 2006. The first is to use the momentum created by the National Coverage Decision to reestablish our sales growth through the redeployment of a direct national sales force. To help make these territories productive, we will continue our efforts working with many different individuals and organizations to make further gains with the private insurance industry.

The recognition by CMS of our technology lays the foundation to re-approach the various private insurance carriers with both new clinical studies as well as the validation from Medicare’s analysis of our information.

Often it takes longer to achieve our goals than we would like it to. All of us at Cambridge Heart remain energized that success in within our sights. We will work to capitalize on the momentum and high profile as of late.

From all of us here at the company, I would like to express our appreciation for the continued support and encouragement.

Respectfully,

David A. Chazanovitz

Statements contained in this letter about anticipated growth of our business, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could” and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under “Factors Which May Affect Future Results”, which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Cambridge Heart, Inc.  ■  1 Oak Park Drive Bedford, MA 01730

Phone: 781-271-1200  ■  Fax: 781-275-8431

davidc@cambridgeheart.com    www.cambridgeheart.com